SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2008

THE MIDLAND COMPANY
(Exact name of registrant as specified in its charter)

Ohio	1-6026	31-0742526
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No. )

7000 Midland Boulevard, Amelia, Ohio 45102-2607
(Address of principal executive offices) (Zip Code)

(513) 943-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Directors of The Midland Company (“Midland” or the “Company”) and Munich-American Holding Corporation (“Munich-American”) have been named as defendants in a purported class action on behalf of the public shareholders of the Company challenging the proposed merger of the Company into a wholly owned subsidiary of Munich-American pursuant to the Agreement and Plan of Merger dated October 16, 2007 among Munich-American, Monument Corporation and the Company.  On or about December 7, 2007, plaintiff filed the First Amended Class Action Complaint, which is pending in the Court of Common Pleas, Clermont County, Ohio, General Division captioned Superior Partners v. Bushman et al., Case No. 2007CVH2224.  Among other things, plaintiff alleges that the director defendants have breached their fiduciary duties to the Company’s shareholders in pursuing the proposed merger, including by acting to cause or facilitate the proposed transaction through a materially deficient proxy statement, and that the filing of such proxy statement caused the SEC to publicize a proxy statement in connection with the proposed transaction which failed to disclose certain information which a reasonable shareholder would find material in determining whether to vote for the proposed merger.  Plaintiff also asserts a claim against Munich-American for aiding and abetting the directors’ alleged breach of fiduciary duties.  Plaintiff seeks, among other things, declaratory relief in connection with such claim and the proposed transaction and unspecified damages.

On February 27, 2008, the director defendants and Munich-American entered into a memorandum of understanding with plaintiff regarding a settlement in principle of this action.  In connection with the proposed settlement, the Company agreed to make certain additional disclosures to its shareholders, which are contained in the proxy statement mailed to shareholders on or about February 25, 2008.  Subject to the completion of certain confirmatory discovery by counsel to plaintiff and certain other conditions, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.  The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s shareholders and consummation of the merger.  In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in connection with this action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith.  In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that that plaintiff's counsel will seek from the court approval of the payment by Midland of attorneys'  fees and expenses, in an agreed amount, as part of the settlement.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement, as contemplated by the memorandum of understanding, may be terminated.  The settlement will not affect the amount of the merger consideration that the Company’s shareholders are entitled to receive in the merger.  The director defendants and Munich-American vigorously deny all liability with respect to the facts and claims alleged in this action, and specifically deny that any modifications made to the proxy statement or any further supplemental disclosure made pursuant to the memorandum of understanding was required under any applicable rule, statute, regulation or law.  However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the action, and to provide additional information to the Company’s shareholders at a time and in a manner that would not cause any delay of the merger, the Company, its directors and Munich-American agreed to the settlement described above.  The director defendants and Munich-American further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDLAND COMPANY

Date: February 29, 2008	By:	/s/ W. Todd Gray
W. Todd Gray
Executive Vice President and
Chief Financial Officer